Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Announces Termination of Consulting Agreement

with Black Knight Advisory Services, LLC

Updates Guidance for Fiscal 2018 to Reflect Contract Termination Costs

NASHVILLE, TN, Nov. 30, 2018 -- J. Alexander’s Holdings, Inc. (NYSE: JAX) (the “Company”), owner and operator of a collection of restaurants which includes J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today announced the termination of its Management Consulting Agreement (the “Consulting Agreement”) with Black Knight Advisory Services, LLC (“Black Knight”) and updated selected financial guidance relative to fiscal 2018 to reflect the impact of terminating the Consulting Agreement.

Black Knight Consulting Agreement Terminated

On November 30, 2018, the Company terminated its Consulting Agreement with Black Knight, which had been entered into in September 2015, in connection with the Company’s separation from Fidelity National Financial, Inc. (NYSE: FNF) (the “Spin-off”). Pursuant to the termination provisions of the Consulting Agreement, the termination of the Consulting Agreement will require a cash payment of $4,560,000 to Black Knight that will eliminate the Company’s obligation to pay Black Knight 3.0% of the Company’s Adjusted EBITDA for the remaining 6.8 year term of the Consulting Agreement. The Company will also be required to make a separate cash payment of approximately $700,000 to Black Knight for the pro-rata portion of the 2018 consulting fee. These obligations will be paid in early 2019 through the use of cash on hand. In accordance with the terms of the Consulting Agreement and the 2015 Unit Grant Agreement, also entered into in connection with the Spin-off and pursuant to which Black Knight was granted 1,500,024 Class B profits interest units of the Company’s operating subsidiary, J. Alexander’s Holdings, LLC (the “Grant Agreement”), Black Knight has 90 days from the Consulting Agreement termination date of November 30, 2018 to exercise its exchange rights relative to the fully-vested profits interest units it holds. Under the

Grant Agreement, the profits interest units may be exchanged by Black Knight for shares of the Company’s common stock if the market capitalization of the Company exceeds a hurdle amount of approximately $151,052,000 at the time of exchange. The number of shares of Company common stock issuable on exchange will be determined in accordance with the terms of the Grant Agreement and the J. Alexander’s Holdings, LLC operating agreement. Should the rights not be exercised during the 90-day window, the profits interest units will expire unexercised. In any event, no further shares can be issuable pursuant to the Grant Agreement following the 90-day window. For more information relative to this transaction, see the Company’s Current Report on Form 8-K filed on November 30, 2018. For more information relative to the profits interest units held by Black Knight, see the Grant Agreement and the Second Amended and Restated Limited Liability Company Agreement of J. Alexander’s Holdings, LLC, copies of which have been previously filed by the Company with the Securities and Exchange Commission.

Chairman of the Board’s Comments

“We appreciate the contributions that Bill Foley and his associates at Black Knight Advisory Services, LLC have made to our leadership group over the past three years,” said Frank R. Martire, Chairman of the Board of J. Alexander’s Holdings, Inc. “We are especially pleased that Bill remains supportive of the Company.”

Outlook for 2018/Guidance

Our performance outlook for the items set forth below is based on current information as of November 30, 2018. The Company does not expect to further update its 2018 guidance as set forth below before the fourth quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, including the impact of terminating the Consulting Agreement, the guidance for the 2018 fiscal year is as follows:

	Prior Guidance	Revised Full Year 2018
Net Income	$7.0 – $7.5 MM	$3.5 – $4.0 MM
Effective tax rate	(6.0%) – (2.0%)	(47.0%) – (51.0%)
Basic earnings per share	$0.48 – $0.51	$0.24 – $0.27

With respect to anticipated J. Alexander’s/Grills same store sales, Stoney River Steakhouse and Grill same store sales, revenue, Adjusted EBITDA and capital expenditures, the guidance for the 2018 fiscal year is the same as reported on November 7, 2018.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company is headquartered in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; the effect of the termination of the Black Knight Consulting Agreement and related payments by the Company and the impact of the Class B profits interest units held by Black Knight that may be exchanged for shares of Company common stock; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings

“Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

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